UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 10, 2009

NORTHEAST UTILITIES

(Exact name of registrant as specified in its charter)

Massachusetts	001-5324	04-2147929
(State or other jurisdiction of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Federal Street, Building 111-4 Springfield, Massachusetts	01105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 665-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5

Corporate Governance and Management

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On February 10, 2009, the Compensation Committee (the “Committee”) of the Board of Trustees of Northeast Utilities (the “Company”) approved the 2009 Annual Incentive Program and the 2009 – 2011 Long-Term Incentive Program, each under the Northeast Utilities Incentive Plan.  The named executive officers of the Company to be identified in the proxy statement for the Company’s 2009 annual meeting of shareholders (the “NEOs”) are eligible to participate in these programs.

2009 Annual Incentive Program

The 2009 Annual Incentive Program provides the NEOs with an opportunity to receive incentive compensation in cash based on the Company’s and each NEO’s performance during 2009.  The 2009 Annual Incentive Program consists of a corporate goal for all NEOs plus individual goals with various weightings for each NEO. The 2009 corporate goal is to achieve an adjusted net income target consisting of net income adjusted to exclude the effect of certain nonrecurring income and expense items or events.  Individual goals for 2009 include various financial, operational, customer experience, leadership, workforce effectiveness and strategic metrics that are drivers of overall corporate performance. Actual annual incentive payments may equal up to two times target for superior Company and individual performance. No amounts have been paid under the 2009 Annual Incentive Program. Awards under the 2009 Annual Incentive Program, if any, will be paid in cash during the first quarter of 2010.

2009 – 2011 Long-Term Incentive Program

The 2009 – 2011 Long-Term Incentive Program is designed to reward demonstrated performance and leadership, motivate future superior performance, align the interests of each NEO with those of our stakeholders and encourage a long-term commitment to the Company.  Grants under the Company’s prior long-term programs consisted of 50% restricted share units, equivalent to one common share per unit (“RSUs”), and 50% performance cash.  In 2009, the Committee changed the components of the long-term incentive program to strengthen the connection between compensation and performance.  For the 2009 – 2011 Long-Term Incentive Program, the grant value consisted of 25% RSUs, 25% performance shares, and 50% performance cash, reflecting the Committee’s desire to balance total shareholder return, which is measured by a combination of share performance and dividends, with the Company’s financial performance.  The ultimate percentages will vary depending upon the amounts realized in each category.

The RSU component helps align the interests of the NEOs and the shareholders through share performance and share ownership. The RSU grant is equal in value to 25% of the total individual long-term incentive grants.  RSU grants are subsequently converted from dollars into equivalent common shares of the Company by dividing the amount of each award by the average closing price for the Company’s common shares during the last ten trading days in January in the year of grant. RSU holders are eligible to receive credit for dividend equivalents on outstanding

RSUs held by them to the same extent that dividends are declared and paid on our common shares. Dividend equivalents are accounted for as additional RSUs that accrue and are distributed simultaneously with the common shares issued upon vesting of the underlying RSUs.

These RSUs are payable to participants without regard to performance goals and will vest in three equal installments on February 25 of 2010, 2011, and 2012.  Upon vesting, the Company will distribute common shares in respect of the newly-vested RSUs. Pursuant to an agreement with the Company’s CEO, the Company will defer the distribution of common shares upon the vesting of RSUs granted to him under the 2009 – 2011 program until after his departure from the Company.

Performance shares and performance cash grants reward performance based on the extent to which the Company achieves performance goals in four equally-weighted metrics during each year of the program. Similar to the Company’s prior long-term programs, the four metrics for the 2009 – 2011 program include cumulative adjusted net income, average adjusted return on equity, average credit rating, and relative total shareholder return as compared to a group of comparable utility companies.

Performance shares are equal in value to 25% of the total individual long-term incentive grants.  Performance share grants are converted from dollars into equivalent common shares of the Company by dividing the amount of each award by the average closing price for the Company’s common shares during the last ten trading days in January in the year of grant.  Similar to RSUs, holders of performance shares are eligible to receive credit for dividend equivalents on outstanding performance shares held by them to the same extent that dividends are declared and paid on our common shares. Dividend equivalents are accounted for as additional common shares that accrue and are distributed simultaneously with the common shares issued at the end of the performance period. The Committee will determine actual performance share awards, if any, which will be issued after the end of 2011, the final year in the program.  The actual number of performance shares awarded will vary based on the extent to which the Company achieves performance goals in the four equally-weighted metrics during each year of the program.

Performance cash grants are equal to 50% of the total individual long-term incentive grants. The Committee will determine the actual performance cash amounts payable, if any, after the end of 2011.  Similar to performance share awards, actual performance cash awards will be based on the extent to which the Company achieves performance goals in the four equally-weighted metrics during each year of the program.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHEAST UTILITIES

(Registrant)

February 13, 2009

By:

/s/ Randy A. Shoop

Randy A. Shoop

Vice President and Treasurer

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